Exhibit 23.13

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated November 5, 2012, with respect to the statements of revenues and certain expenses of 1900 South State College Boulevard for the year ended December 31, 2011, incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the November 5, 2012 Form 8-K of Kennedy-Wilson Holdings, Inc., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

February 14, 2013